As filed with the Securities and Exchange Commission on December 13, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1411755
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, Including Zip Code, of Principal Executive Offices)

Harrah’s Entertainment, Inc. Management Equity Incentive Plan

(Full Title of the Plan)

Michael D. Cohen, Esq.

Vice President and Corporate Secretary

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV

(702) 407-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Monica K. Thurmond, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share offered under the Harrah’s Entertainment, Inc. Management Equity Incentive Plan	4,566,919 shares(1)	$76.10(2)	$347,547,640(2)	$24,780(2)

(1)

This Registration Statement covers, in addition to the number of shares of Caesars Entertainment Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan, adopted February 27, 2008 (as amended on December 10, 2008 and as further amended on February 23, 2010 and as may be further amended or modified from time to time) (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Calculated pursuant to Rule 457(h) under the Securities Act based on (a) with respect to 4,233,188 shares of Common Stock underlying outstanding options granted under the Plan prior to the filing date of this Registration Statement, the weighted average per-share exercise price of such options and (b) with respect to 333,731 shares of Common Stock reserved for future issuance under the Plan, the book value of such shares.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009 (except for Item 8), filed with the Commission on March 9, 2010 (SEC File No. 001-10410) (the “Annual Report”);

(b)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on November 22, 2010 (SEC File No. 000-53108), and any other amendment or report filed for the purpose of updating such description;

(c)	The Company’s Form 8-K, filed on December 13, 2010, which included as exhibit 99.1 financial statements that update the audited financial statements for the Company’s fiscal year ended December 31, 2009 included in the Annual Report; and

(d)	All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Michael D. Cohen. Mr. Cohen is the Vice President, Associate General Counsel and Corporate Secretary of the Company and is compensated by the Company as an employee. Mr. Cohen owns 500 shares of Common Stock, and Company stock options to acquire up to an additional 12,400 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Registrant is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The bylaws of the Registrant indemnifies to the fullest extent of the law every director and officer against expenses incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation. In addition, all directors and executive officers and certain other officers have entered or intend to enter into separate contractual indemnification agreements with the Registrant. These arrangements provide for indemnification and the advancement of expenses to these persons in circumstances and subject to limitations substantially similar to those described above.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 13, 2010.

CAESARS ENTERTAINMENT CORPORATION

By:	/S/ GARY W. LOVEMAN
Gary W. Loveman
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jonathan S. Halkyard, Timothy R. Donovan and Michael D. Cohen, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GARY W. LOVEMAN	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	December 13, 2010
Gary W. Loveman

/S/ JONATHAN S. HALKYARD	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2010
Jonathan S. Halkyard

/S/ DIANE E. WILFONG	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2010
Diane E. Wilfong

Signature	Title	Date

Director
Jeffrey Benjamin

/S/ DAVID BONDERMAN	Director	December 13, 2010
David Bonderman

/S/ DAVID SAMBUR	Director	December 13, 2010
David Sambur

Director
Jonathan Coslet

/S/ KELVIN DAVIS	Director	December 13, 2010
Kelvin Davis

/S/ KARL PETERSON	Director	December 13, 2010
Karl Peterson

/S/ ERIC PRESS	Director	December 13, 2010
Eric Press

/S/ MARC ROWAN	Director	December 13, 2010
Marc Rowan

/S/ LYNN C. SWANN	Director	December 13, 2010
Lynn C. Swann

/S/ CHRISTOPHER J. WILLIAMS	Director	December 13, 2010
Christopher J. Williams

Director
Jinlong Wang

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	Harrah’s Entertainment, Inc. Management Equity Incentive Plan, as amended February 23, 2010. (Filed as Exhibit 10.1 to the Company’s 8-K filed with the SEC on March 1, 2010 and incorporated herein by this reference.)

5	Opinion of Counsel (opinion re legality).

23.1	Consent of Accountants (consent of Deloitte and Touche LLP).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).